SETTLEMENT AGREEMENT

     This Settlement Agreement (the "Agreement"), entered into this 2nd day of May 2008 (the "Effective Date"), is by and between Caneum, Inc., a Nevada corporation ("Caneum"), and Michael A. Willner and Robert J. Morris, each an individual (collectively the "Parties").

                                  RECITALS:

     A. Caneum and the Parties previously entered into a Stock Purchase Agreement dated March 28, 2006, as amended November 2, 2006, and March 26, 2007 (the "SPA"); and

     B. Disputes have arisen between Caneum and the Parties which the parties hereto intend to settle fully with this Agreement;

     NOW, THEREFORE, in consideration of the mutual terms and conditions hereof, Caneum and the Parties agree as follows:

1. Employment. The Parties acknowledge that the employment agreements between each of them individually and Caneum have expired and that their continued employment by or engagement with Caneum is "at will".

2. Stock Options. Any unvested options held by either Party as of the Effective Date shall be and hereby are cancelled and shall no longer be exercisable.

3. Payment of Second Contingent Installment. Caneum and the Parties agree that $687,500 remains unpaid pursuant to the terms of the SPA. Caneum shall satisfy this obligation by paying $20,000 per month divided equally between the Parties until this amount is paid in full. This balance shall be considered a debt and be recorded as such according to GAAP principles. This debt will have an 8% interest rate associated with the unpaid balance and interest will accrue from March 28, 2008. Caneum shall provide the parties with a schedule of these payments. Payments shall be made on or before the 15th day of each month commencing May 15, 2008. The Parties waive any prior breach of the SPA by Caneum in connection with the payment of the Second Contingent Installment Payment (as defined in the SPA). Caneum and the Parties agree that the SPA is hereby amended as provided in this paragraph. If Caneum fails to make any monthly payment hereunder, the Parties may terminate this Agreement upon five days' written notice to Caneum, which Caneum may cure within five days following receipt of such termination notice. If Caneum is acquired, merges or undergoes a change of control by or with another entity, then the full remaining balance due under this paragraph shall be immediately paid. Except as amended hereby, the SPA shall continue to be, and shall remain, in full force and effect. Except as provided herein, this amendment to the SPA shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the SPA or (ii) to prejudice any right or rights which the parties may now have or may have in the future under or in connection with the SPA or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

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4.   Negative Covenants.  From and after the Effective Date, the Parties will not, directly or indirectly:

     a.   Solicit employees of the Company or any of its subsidiaries;
     b. Compete with Caneum for a period of 90 days from the Effective Date by providing services to existing or former customers in the fields of IT Staffing, either contract or permanent, and Application Development Outsourcing services, both onshore and offshore;
     c.   Harm the current book of account.

5. Affirmative Covenants. From and after the Effective Date, the Parties agree to perform the following at no additional cost to Caneum:

     a. Assist Caneum in closing potential merger and acquisition transactions;
     b. Assist Caneum to achieve closure of all existing prospects, including LAUSD and Sunland RV;
     c. Assist Caneum in maintaining the existing account relationships and protect the revenue streams; and
     d.   Provide advice on the existing accounts.

6. Representations of the Parties. The Parties represent to Caneum that while employed by Caneum, neither Party was involved in any competitive business arrangements, received any outside compensation, or made business referrals to any entity or third party, whether domestic or otherwise. This representation is made specifically with regards to IT Staffing both contract or permanent and Application Development/Outsourcing work both onshore and offshore.

7. New Business Opportunity. The Parties acknowledge that they will form a new company, but that they will remain available to be recruited by FTH.

8.   Miscellaneous.

     a. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     b. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other parties.
     c. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     d. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     e. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid),
(iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

               If to the Parties:  6 Davis, Irvine, CA 92620
                                   ATTN: Michael A. Willner
                                   FAX: (949) XXX-XXXX

               If to Caneum:       3101 West Coast Highway, Suite 400
                                   Newport Beach, CA 92663-4001
                                   ATTN: Alan Knitowski, Chairman
                                   FAX: (949) 273-4001

Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     f. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Any such arbitration shall be held in Orange County, California. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of JAMS. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Caneum and the Parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in any Indemnification Demand or as to any other matter under this Agreement shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the Parties. All such decisions shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

     g. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Caneum and the Parties. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     h. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     i. Expenses. Each of Caneum and the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     j. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Caneum and the Parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.


     IN WITNESS WHEREOF, each of Caneum and the Parties has executed this Agreement on the respective day and year set forth below.

                                               Caneum, Inc.
Date: May 30, 2008  By Suki Mudan, President   /s/ Suki Mudan
Date: May 30, 2008  Michael A. Willner         /s/ Michael A. Willner
Date: May 30, 2008  Robert J. Morris           /s/ Robert J. Morris

Section 3 above is hereby approved and adopted by Tier One Consulting, Inc., a party to the SPA, by the undersigned duly authorized officer of such entity.

Date: May 30, 2008  By Suki Mudan, President   /s/ Suki Mudan